exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES I PREFERRED STOCK

OF

fte NETWORKS, inc.

I, the undersigned, hereby certify that I am the Interim Chief Executive Officer of FTE Networks, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

FIRST: The original articles of incorporation of the Corporation were filed with the Secretary of State of Nevada on May 22, 2000, amended and restated on February 15, 2008, and amended and restated on April 24, 2008. The articles of incorporation of the Corporation as such may be amended or restated from time to time, are referred to herein as the “Articles of Incorporation.”

SECOND: The Certificate of Designation of Series B Preferred Stock was filed with the Secretary of State of Nevada on June 19, 2008, and amended and restated on July 14, 2008.

THIRD: The Certificate of Designation of Series C Preferred Stock was filed with the Secretary of State of Nevada on March 25, 2011, amended on May 11, 2011, and further amended on October 14, 2011.

FOURTH: The Certificate of Designation of Series D Preferred Stock was filed with the Secretary of State of Nevada on June 17, 2013.

FIFTH: The Certificate of Designation of Series E Preferred Stock was filed with the Secretary of State of Nevada on June 17, 2013.

SIXTH: The Certificate of Designation of Series F Preferred Stock was filed with the Secretary of State of Nevada on November 2, 2015.

SEVENTH: The Certificate of Designation of Series G Preferred Stock was filed with the Secretary of State of Nevada on December 4, 2017.

EIGHTH: The Certificate of Designation of Series H Preferred Stock was filed with the Secretary of State of Nevada on June 28, 2019.

NINTH: This Certificate of Designation of Series I Preferred Stock was duly adopted in accordance with the Articles of Incorporation and NRS Section 78.1955 by the written consent of the Board of Directors of the Corporation on December 19, 2019. No shares of Series I Preferred Stock have been issued as of the date hereof.

TENTH: This Certificate of Designation of Series I Preferred Stock is as follows:

1. Designation and Amount.

(a) Number of Shares. There is hereby created from the Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), authorized under the Articles of Incorporation, a series of preferred stock designated as Series I Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”). The authorized number of shares of the Series I Preferred Stock is Two Thousand (2,000) shares.

(b) Reacquired Shares. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Series I Preferred Stock and may be reissued, subject to any conditions and restrictions on issuance that may be set forth in the Articles of Incorporation or otherwise required by law.

(c) Rank. The Series I Preferred Stock shall, with respect to voting rights, dividend rights, rights upon liquidation, winding up or dissolution, redemption rights and conversion rights, rank (i) junior to the Series A Preferred Stock and the Series A-1 Preferred Stock and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series I Preferred Stock (the “Senior Securities”), (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on parity with the Series I Preferred Stock; and (iii) senior to all classes or series of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to such Series I Preferred Stock. For purposes of this Section 1(c), the term “equity securities” shall not include convertible debt securities.

2. Voting. The shares of Series I Preferred Stock shall have no voting rights.

3. Dividends. The holders of Series I Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

4. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series I Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after payment shall be made to the holders of the Senior Securities, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series I Preferred Stock, by reason of their ownership thereof, an amount equal to One Hundred Thousand Dollars ($100,000) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series I Preferred Stock the full preferential amounts to which they shall be entitled, the holders of Series I Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series I Preferred Stock shall share ratably in any distribution of the available assets and funds of the corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) After the payment of all preferential amounts required to be paid to the holders of Series I Preferred Stock and any other class or series of stock ranking on liquidation on a parity with the Series I Preferred Stock, the holders of the Series I Preferred Stock shall not be entitled to share in the distribution of the remaining assets and funds of the corporation available for distribution to its shareholders.

5. Conversion Rights. The shares of Series I Preferred Stock shall have no conversion rights.

6. Redemption Rights. The shares of Series I Preferred Stock shall have no redemption rights.

7. Votes to Issue, or Change the Terms of Shares of Series I Preferred Stock. Any amendment to this Certificate of Designation shall be effective upon (i) the approval of the Board of Directors of the Corporation and (ii) the affirmative vote of the holders of not less than a majority of the aggregate number of then-issued and outstanding shares of Series I Preferred Stock at a meeting duly called for such purpose, or by the written consent without a meeting of such holders of not less than a majority of the then outstanding shares of Series I Preferred Stock (the “Required Series I Holders”). No vote of any other class or series of capital stock of the Corporation shall be required to amend this Certificate of Designation. The affirmative vote of the Required Series I Holders shall be required for any amendment to the Corporation’s Articles of Incorporation which would adversely affect any of the powers, designations, preferences and rights of the shares of Series I Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Series I Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder of Series I Preferred Stock to the Corporation in customary form and in the case of mutilation, upon surrender and cancellation of the certificate(s) representing shares of Series I Preferred Stock, the Corporation shall execute and deliver new preferred share certificate(s) of like tenor and date.

9. Notices. Whenever notice is required to be given hereunder, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Corporation, at the Corporation’s executive offices or (b) if to a holder of the Series I Preferred Stock, at the address set forth on Corporation’s books and records.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series I Preferred Stock of FTE Holdings, Inc. to be signed by its Chief Executive Officer on this 19th day of December, 2019.

By:	/s/ Michael P. Beys
Name:	Michael P. Beys
Title:	Interim Chief Executive Offic